FIRST CITIZENS COMMUNITY BANK CONTACT: Name: Kathleen M. Campbell, SVP, Marketing Director Email: kcampbell@firstcitizensbank.com Phone: 570.662.8534	S&T CONTACT: Rob Jorgenson, EVP, Marketing rob.jorgenson@stbank.net 724.465.5448

FOR IMMEDIATE RELEASE

FIRST CITIZENS COMMUNITY BANK TO ENTER STATE COLLEGE MARKET WITH AGREEMENT TO PURCHASE S&T BRANCH OFFICE

MANSFIELD AND INDIANA, PA (August 1, 2017) – First Citizens Community Bank, the $1.2 billion bank subsidiary of Citizens Financial Services, Inc. (First Citizens) (OTC BB: CZFS) headquartered in Mansfield PA, will add to its growing branch network with the acquisition of the State College office of S&T Bank, the $7.1 billion bank subsidiary of S&T Bancorp, Inc. (S&T) (NASDAQ:STBA).  First Citizens and S&T Bank have entered into a definitive agreement under which First Citizens, subject to regulatory approval, will purchase certain loans and other assets, and assume the deposits and certain other liabilities, of the S&T branch located at 141 West Beaver Avenue in State College.  The transaction is expected to close in the fourth quarter and the systems conversion is expected to take place in early December.

"While we have made the strategic decision to exit the State College market, it was important to us to align ourselves with a buyer who shares a common vision on serving the customer," said Todd D. Brice, president and chief executive officer of S&T Bank. "We are confident that First Citizens will be a good fit for our clients and employees who will be transitioning with the sale of the office."

First Citizens has been aggressively growing and strengthening its organization over the past three years beginning with their entry into Clinton County when it opened a new office in Mill Hall.  This was followed by the acquisition of The First National Bank of Fredericksburg and its 7 offices in December of 2015, the opening of a loan production office in Winfield, PA, the addition of 17 experienced Ag Bankers and Commercial Lenders in its South Central market, and the opening of a new office in Mount Joy, PA.

"The State College market not only provides us the opportunity to enter a growth market that tends to be immune from recessionary pressures, but also provides the ability to bring additional talent into our organization which is an opportunity we could not ignore," stated Randall E. Black, First Citizens CEO and President.  "We don't expand simply for the sake of expansion.  Our strategy has always been to look for markets where we can leverage our strengths in business, agricultural and mortgage lending while delivering the personalized service we've built our brand on. "

The employees of the State College S&T branch will become members of the First Citizens team.  Dave Richards, who has been a highly successful and respected banker for many years, will be the Market Executive, responsible for growing the market and building name recognition and brand awareness for First Citizens in the State College market.  He will become part of First Citizens' management team and a member of its Board of Directors.  Richards was the founder and CEO of Nittany Bank and as Executive Vice President for S&T, opened their State College branch.  Prior to relocating to the State College market, Richards was CEO of the Mifflinburg Bank.  He earned his BS in Finance from Susquehanna University and is also a graduate of the Stonier Graduate School of Banking.

"We know that having the right people is key to our success so the opportunity to add highly experienced individuals to our team is also a consideration when evaluating expansion," commented Black.  "Dave Richards is not only a successful banker, but is well networked in the State College market and other areas of Central Pennsylvania which will add value to our expansion efforts in the future.  In addition to Dave, we're fortunate to be adding several employees who have almost 40 years' experience between them."

About First Citizens Community Bank
When the acquisition of the State College branch is completed, the bank will serve the counties of Centre, Lebanon, Lancaster, Berks, Schuylkill, Clinton, Tioga, Bradford, Potter and Union in Pennsylvania and Allegany County New York.  For more information about First Citizens Community Bank, please visit www.firstcitizensbank.com or follow it on Facebook and LinkedIn.

About S&T Bancorp, Inc.
S&T Bancorp, Inc. is a $7.1 billion bank holding company that is headquartered in Indiana, PA and trades on the NASDAQ Global Select Market under the symbol "STBA". Its principal subsidiary, S&T Bank, was established in 1902, and operates locations in Pennsylvania, Ohio and New York. For more information visit www.stbancorp.com, www.stbank.com, and follow us on Facebook, Instagram and LinkedIn.

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